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                                                                     Exhibit 3.1
[STAMP OMITTED]
[SEAL OMITTED]


                             ARTICLES OF AMENDMENT
                                THE ARTICLES OF
                                 INCORPORATION
                                       OF
                               NORSTAR GROUP, INC.


To: State of Utah, Department of Commerce
    Division of Corporations & Commercial Code

Pursuant to the requirements of Section 16-10a-1006 of the Utah Revised Business Corporation Act, Norstar Group, Inc., a Utah corporation, for the purpose of amending its Articles of Incorporation, hereby sets forth as follows:

     (1) The name of the corporation is: NORSTAR GROUP, INC.

     (2) Article VI of the Articles of Incorporation is repealed in its entirety and a new Article VI is adopted as follows:

"ARTICLE VI"

The Aggregate number of common shares which the corporation shall have the authority to issue is ONE HUNDRED FIFTY MILLION (150,000,000) at the par value of $.01 each. In addition, the corporation shall have the authority to issue preferred stock in the amounts and dividend into classes, as follows:

         1. Class A convertible preferred stock consisting of ONE
         MILLION (1,000,000) shares of the par value of Ten Dollars ($10) each;

         2. Class B preferred stock consisting of ONE MILLION
         (1,000,000) shares of the par value of Ten Dollars ($10) each.

The holders of Class A convertible preferred stock shall be entitled to receive in each year out of the surplus net profits of the corporation a fixed yearly dividend of Ten Percent (10%) payable as may be authorized by the directors, before any dividend shall be set apart or paid on the common stock. The dividends upon the Class A stock shall cumulative. The stock shall be NON-VOTING stock.

Each holder of record of Class A convertible preferred stock may at any time or from time to time, in such holder's sole discretion and at such holder's option, convert any whole number of such holder's Class A stock into fully paid and nonassessable Common Stock at the conversion ratio of FIVE (5) shares of Common Stock for each ONE (1) share of Class A stock, under conversion procedures as shall be directed in writing by the Directors and conveyed to any such holder who shall notify the Corporation in writing of the holder's desire to make such a conversion.

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These conversion rights for the holder of Class A stock shall not be diminished, but shall be adjusted accordingly, in the event of any capital reorganization, reclassification of the stock of the corporation, consolidation or merger of the corporation with or without another corporation or sale or conveyance of all or substantially all of the assets of the corporation to another corporation or other entity or person.

In the event of any liquidation or dissolution or winding up, whether voluntary or involuntary of the corporation, the holders of Class A stock shall be entitled to be paid in full both the par amount of their shares and the unpaid dividends accrued, before any amount shall be paid to the holders of other stock.

The holders of Class B preferred stock shall be entitled to receive in each year out of the surplus net profits of the corporation a fixed yearly dividend of TEN PERCENT (10%) payable as may be authorized by the Directors, before any dividend shall be set apart or paid on the common stock. The dividends upon the Class B stock shall be cumulative. The Class B stock shall be non-voting stock.

In the event of any liquidation dissolution or winding up, whether voluntary or involuntary of the corporation, the holders of Class B stock shall be entitled to be paid in full both the par amount of their shares and the unpaid dividends accrued, before any amount shall be paid to the holders of the Common Stock.

In the event of any liquidation or dissolution or winding up, whether voluntary or involuntary of the corporation, after the payment to the holders of Common Stock of its par value the remaining assets and funds shall be divided pro rata amoung the holders of all classes of the capital stock.

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(3) The foregoing amendment was adopted by the shareholders at an annual meeting of the shareholders held on April 1, 1998.

(4) The number of shares of voting common stock outstanding and entitled to vote upon the above amendment was 14,737,056.

The number of votes indisputably represented at the meeting was 11,637,474.

(5) The number of shares voted for the above amendment was 11,584,393; against was 53,081; and 0 abstained was of the Common Stock, being the only class of stock entitled to vote on the amendment, was sufficient for approval of the amendments by that voting group.

(6) The foregoing amendment does not provide for an exchange, reclassification, or cancellation of issued shares of the corporation. However, at the annual meeting of the shareholders held on April 1, 1998, the shareholders duly approved a ONE-FOR-FIVE reverse split of the outstanding shares of common stock of the corporation effective as of April 1, 1998.

Dated: April 1, 1998                              NORSTAR GROUP, INC.


                                                  By: /s/ Andrew Peck
                                                      --------------------------
                                                      Andrew Peck
                                                      Secretary